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                                 [EXHIBIT 10.7]


SINCLAIR OIL CORPORATION                            ASPHALT SALES CONTRACT
550 East South Temple                               SOC-4288-E (11/96)
P.O. Box 30825
Salt Lake City, Utah  84130-0825                    Date:  February 13, 1997
Attn:  L. A. Hobbs

                                        Customer Number         Loading Number
                                           330510-001              918604409

Gentlemen:

Subject to the Additional Terms and Conditions which follow this page, the undersigned as "Buyer" hereby offers to purchase the below stated quantities and grades of asphalt from Sinclair Oil Corporation, as "Seller". When accepted by you, this document shall constitute the entire contract between us.

CONTRACT PERIOD:   FROM FEBRUARY 13, 1997 TO DECEMBER 31, 1997


GRADE OR SPECIFICATION                 AC-5/10/20     MC-70/250

QUANTITIES                             19,000/TONS    500/TONS

METHOD OF DELIVERY                             TT            TT

PRICE: F.O.B. ORIGIN, SINCLAIR, WY     $101.00/TON    $121.00/TON

F.O.B. DESTINATION

DESTINATION:  OREM OR POINT OF THE MOUNTAIN, UTAH

PROJECT # AND NAME:   BASE PLANTS

GENERAL CONTRACTOR FOR PROJECT:

PAYMENT BOND #____________ ISSUED BY __________________     Covers the Products
                                                            Purchased Under this
                                                            Agreement

TERMS OF PAYMENT:   NET 30 DAYS

FREIGHT RATE UTILIZED:

SALES AND USE TAXES: The amount of all applicable sales and use taxes shall be paid by Buyer unless Buyer demonstrates exemption under the law from such taxes in the state in which title passes to the satisfaction of Seller.

SPECIAL PROVISIONS:


Buyer:  GENEVA ROCK PRODUCTS, INC            Approved and accepted by Seller on
        P.O. Box 538                         March 5, 1997
        Orem, Utah  84059-0538               SINCLAIR OIL CORPORATION


By:  Carl C. Clyde


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                             ASPHALT SALES CONTRACT
                         ADDITIONAL TERMS AND CONDITIONS


QUANTITY VARIANCES
Buyer hereby agrees to purchase and receive from Seller under the terms and conditions hereof and within the Contract Period, a quantity of each stated grade of asphalt product equal to nor less than 90% of the stated Quantities. Buyer hereby agrees to sell and deliver to Buyer, under the terms and conditions hereof and within the Contract Period, the quantity of each stated grade of asphalt product ordered by Buyer up to 110% of the stated Quantities.

FREIGHT CHARGES
Each F.O.B. Destination Price herein is based upon the Freight Rule utilized as specified on the reverse side hereof. The F.O.B. Destination Price shall be increased or decreased by the amount by which the actual freight charges vary from the Freight Rate Utilized.

DELIVERIES
As to F.O.B. Destination sales, unless otherwise expressly stated in this agreement, Seller shall not be obligated to deliver in less than full tank car or tank truck. Buyer agrees to promptly unload upon arrival at destination all tank cars or tank trucks supplied or arranged for by Seller and to pay all charges arising form any delay in unloading same. Deliveries shall be made within the usual business hours of the delivering facilities. Buyer shall furnish, or cause to be furnished, to Seller the necessary shipping instructions. Buyer shall be liable for all damages or injuries to persons or property that are connected or related in any way to the loading or unloading of product(s) sold hereunder (unless such damages or injuries are directly caused by Seller's sole negligence), and shall indemnify Seller as provided below. The burden of proving Seller's negligence shall be on Buyer.

PAYMENT
Buyer agrees to make payment in accordance with the Terms of Payment provision on the first page hereof. In the event Buyer fails to do so, an interest charge of 1 -1/2% per month, before and after judgment, shall be charged on the past due balance, and Seller may (1) terminate this contract forthwith and without notice, (2) suspend deliveries until all indebtedness is paid in full, and/or
(3) place Buyer on a cash-on-delivery or prepayment basis. In addition, if in the sole opinion of Seller the financial responsibility of Buyer is impaired or unsatisfactory to Seller, Seller may suspend deliveries and/or place Buyer on a cash-on-delivery basis until Buyer makes arrangements for security satisfactory to Seller or, at Seller's option, until all indebtedness to Seller is paid in full.

DESTINATION
All asphalt products purchased hereunder shall be used by Buyer only at the Destination and only on the Project identified on the reverse side hereof. Buyer or its agent shall certify to Seller the destination of each shipment of asphalt products purchased hereunder at time of shipment.

FORCE MAJEURE
Except as to payment due hereunder either party hereto shall be relieved from liability hereunder for delay or failure to sell, deliver, purchase, or receive asphalt products hereunder for the time and to the extent such delay or failure is occasioned by war, military operations, national emergency, civil commotion, fires, explosions, riots, governmental regulations, strikes or other industrial disturbances or disagreements with workmen or unions, disruption or breakdown of transportation facilities, floor or storms of an extraordinary or abnormal nature, Seller shall be relieved from liability hereunder for delay or failure to sell or deliver asphalt products hereunder for the time and to the extent the supplies of Seller or the facilities of production, manufacture, transportation, or distribution which otherwise would be available to Seller are impaired by causes beyond the control of Seller or by order, requisition, request, recommendation of any governmental agency or authority, or Seller's compliance therewith, or by governmental proration, regulation, or priority, or from any other delay or failure due to any cause beyond the control of the Seller, similar or dissimilar to any such causes. The parties hereto recognize that inasmuch as the asphalt products covered hereby are manufactured as a by-product in the refining of other petroleum products, Seller shall be relieved from responsibility hereunder for delay in or failure to sell or deliver asphalt products hereunder for the time and to the extent that Seller's asphalt products supplies are reduced due, at least in part, to market conditions for other petroleum products or crude oil. When any of the above causes exist, and as a result Seller's supplies of asphalt products are reduced, Seller shall have the right, in its sole discretion, to restrict or cease deliveries hereunder and/or to prorate, in any manner Seller deems appropriate, Seller's available supplies among its various buyers. Provided further, that in order to obtain any release from continuing obligations under this paragraph, the affected party shall give timely notice and reasonably full particulars to the other party of the conditions believed to justify relief under this paragraph. The affected party shall notify the other party of any change in circumstances giving rise to the suspension of its performance.

CLAIMS AND WARRANTIES
Notice of any claim by Buyer pertaining to any breach of this contract or to the quality of asphalt products delivered or which should have been delivered hereunder shall be made in writing to Seller within 30 days after the asphalt products were or should have been delivered. With respect to any such claim, Seller's total responsibility to Buyer shall be limited to the replacement of shortages in or defective deliveries of asphalt products. Seller warrants that it passes title to the product(s) purchased hereunder free and clear of all liens or encumbrances, and that the product(s) conform(s) to the specifications set forth herein with respect to such product(s). IN NO EVENT SHALL SELLER BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. SELLER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE OR OTHERWISE EXCEPT AS SET FORTH HEREIN. ANY IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED.

In the event Buyer shall, within the Contract Period, fail to purchase and receive at least the minimum quantities of each grade of asphalt products required by this agreement, then Buyer shall be liable to Seller of 10% of contract value of such quantities not purchased as compensation for additional selling and other expenses incurred by Seller, and such other damages as Seller may incur. All claims for monies


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due or to become due from Seller shall be subject to deduction by Seller for any setoff or counterclaim arising out of this or any other transaction with Buyer or its affiliates, whether such setoff or counterclaim arose before or after any assignment by Buyer.

INDEMNITY
Buyer hereby relinquishes, release, discharges and agrees to indemnify, hold harmless and defend Seller, its employees, agents and representatives, of and from any and all claims, demands, liability and costs (including attorneys' fees) for any loss, damage, injury or other casualty to property or to persons caused by, growing out of, related to or happening in connection with the delivery, sale, transportation, use or subsequent use, sale or distribution of any product(s) purchased hereunder [unless such damages or injuries are directly caused by Seller's sole negligence] including without limitation, any such loss, damage, injury or death caused by the negligence of [Buyer], its employees, agents or representatives of a third party.

COMPLIANCE WITH LAW
All provisions of this agreement are subject to all federal or state laws, municipal ordinances, or any orders or regulations of any regulatory body having, or purporting to have jurisdiction or control of any of the matters involved herein. Buyer agrees to comply with such laws, ordinances, orders or regulations relating to the handling, use, sale and transportation of product(s) covered by this agreement and to require each subsequent purchaser for resale to obligate itself. Buyer agrees to communicate all necessary warnings or to take other precautionary action with respect to all persons handling, coming into contact with or in any way concerned with the product sold hereunder, including its employees, independent contractors and subsequent purchasers. Buyer acknowledges receipt of Seller's material safety data sheet for product to be received under this agreement.

TITLE AND RISK OF LOSS
Unless specifically agreed otherwise in this contract, title and risk of loss shall pass as stated in this paragraph. For asphalt products sold F.O.B. Origin, title and risk of loss shall pass from Seller to Buyer at Seller's point of shipment, as asphalt product leaves the loading spout for delivery into Buyer's equipment or into contract or common carrier hired by Buyer. For asphalt products sold F.O.B. Destination, title and risk of loss shall pass form Seller to Buyer as the asphalt product leaves the loading spout to enter the storage tank at Buyer's point of receipt.

TAXES
Any tax, excise, fee, or other charge or any increase in any such tax, excise, fee, or charge, now or hereafter imposed by law upon asphalt products sold and delivered to Buyer hereunder, or upon the production, manufacture, storage, sale, transportation, or delivery thereof which Seller is required to pay or collect, shall be added to the prices herein stated and shall be paid by Buyer.

GENERAL
This Contract shall be binding upon and inure to the benefit of the personal representatives, heirs and successor of Buyer and the successors and assigns of Seller, but shall not be assigned by Buyer without the prior written consent of Seller.

This Contract contains the entire agreement between the parties hereto and there are no oral representation, stipulations, warranties, agreements or understandings with respect tot he subject matter of this contract which are not fully expressed herein. Neither this contract nor its execution has been induced by any representation, stipulation, warranty, agreement or understanding of any kind other than those herein expressed. The terms and conditions stated herein shall prevail over any contradictory or conflicting terms and conditions contained in Buyer's confirmation or acceptance and shall prevail over any contradictory or conflicting course of dealing or usage of trade.

No amendment, addition to, alternation, modification or waiver of all or any part of this contract shall be of any force or effect unless in writing and signed by Seller and Buyer. Any notice, request or other communication required that is permitted by or pertaining to this contract shall be in writing and addressed to the other party at the address specified on the first page hereof.